Putnam Pennsylvania Tax Exempt Income Fund
11/30/11 Semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	Class A 3,567
        Class B	124
        Class C 388

72DD2	Class M	68
        Class Y 47

73A1	Class A	0.181874
        Class B	0.153778
        Class C 0.146993

73A2	Class M	0.169624
        Class Y 0.192242

74U1 	Class A	19,715
        Class B	764
        Class C 2,770

74U2 	Class M	394
        Class Y 298

74V1	Class A	9.10
        Class B	9.09
        Class C 9.10

74V2	Class M	9.11
        Class Y 9.11



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.